As filed with the Securities and Exchange Commission on March 11, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

O’REILLY AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Missouri	44-0618012
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 South Patterson Springfield, Missouri	65802
(Address of Principal Executive Offices)	(Zip Code)

O’REILLY AUTOMOTIVE, INC. STOCK PURCHASE PLAN

(Full title of the plan)

Greg Henslee

Chief Executive Officer and Co-President

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

(Name and address of agent for service)

(417) 862-6708

(telephone number, including area code, of agent for service)

Copies of All Correspondence to:

Peter C. Krupp, Esq. Kimberly A. deBeers, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 333 West Wacker Drive Chicago, IL 60606 (312) 407-0700	Ruben K. Chuquimia, Esq. Gallop, Johnson & Neuman, L.C. 101 South Hanley Road, Suite 1700 St. Louis, Missouri 63105 (314) 615-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (1)(4)
Common Stock, $.01 par value	one share	$33.75	$33.75	$1

(1)	This Registration Statement is being filed pursuant to General Instruction E of Form S-8 to register, for issuance pursuant to the O’Reilly Automotive, Inc. Stock Purchase Plan, as amended (the “Purchase Plan”), of one additional share of Common Stock, $.01 par value (“Common Stock”).

This Registration Statement is also being filed in accordance with General Instruction E of Form S-8 and the principles set forth in Interpretation 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporate Finance (July 1997), to register 150,000 additional shares (the “Transferred Shares”) of Common Stock under the Purchase Plan. The Transferred Shares were previously registered but not sold under the O’Reilly Automotive, Inc. Performance Incentive Plan, as amended (the “Incentive Plan”) on the Registration Statement on Form S-8, File No. 033-91022, filed April 7, 1995 (the “Prior Registration Statement”), for which registration fees of $175.00 were paid with respect to 18,750 shares. The 18,750 number of such shares presently composes the 150,000 Transferred Shares due to adjustments for three separate two-for-one Common Stock splits occurring via 100% stock dividends paid on August 31, 1997, November 30, 1999 and June 15, 2005. The Registrant is deregistering the Transferred Shares by means of a post-effective amendment to the Prior Registration Statement filed on the date hereof.

(2)	Each share of Common Stock also represents one participating preferred stock purchase right. Participating preferred stock purchase rights cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional fee. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based on the average of the high and low prices per share of Common Stock on March 10, 2009, as reported by the Nasdaq Global Select Market.

(4)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00003930 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

This Registration Statement on Form S-8 (the “Registration Statement”) shall become effective upon filing in accordance with Rule 462(a) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”), filed by O’Reilly Automotive, Inc. (the “Registrant”) pursuant to General Instruction E of Form S-8 and the principles set forth in Interpretation 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporate Finance (July 1997) registers the issuance of one share of O’Reilly Automotive, Inc. Common Stock, $.01 par value (“Common Stock”) authorized for issuance under the O’Reilly Automotive, Inc. Stock Purchase Plan, as amended (the “Purchase Plan”).

In addition, the number of shares available for issuance under the Purchase Plan will be increased from time to time by, and this Registration Statement shall also include up to 150,000 additional shares (the “Transferred Shares”) previously registered under the O’Reilly Automotive, Inc. Performance Incentive Plan, as amended (the “Incentive Plan”) on the Registration Statement on Form S-8, File No. 033-91022, filed April 7, 1995 (the “Prior Registration Statement”). As adjusted for three separate two-for-one Common Stock splits occurring August 31, 1997, November 30, 1999 and June 15, 2005, the Prior Registration Statement covers 800,000 shares of Common Stock under the Incentive Plan. The Transferred Shares are not subject to awards granted under the Incentive Plan. The Registrant is deregistering the Transferred Shares by means of a post-effective amendment to the Prior Registration Statement filed on the date hereof.

Except as otherwise set forth below, the contents of the Registration Statement on Form S-8, File No. 333-111976, filed with the Securities and Exchange Commission (the “Commission”) on January 16, 2004, are incorporated herein by reference as permitted by General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Commission on March 2, 2009;

(b)	The description of the Registrant’s common stock, which is contained in the Registrant’s Registration Statement on Form S-1, File No. 33-58948, including any amendment or report filed for the purpose of updating such description; and

(c)	The description of the Registrant’s Preferred Stock Purchase Rights, which is contained in the Registrant’s Registration Statement on Form 8-A, File No. 000-21318, filed on June 3, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Sections 351.355(1) and (2) of The General and Business Corporation Law of Missouri (the “Act”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court deems proper.

Section 351.355(3) of the Act provides that, except as otherwise provided in the corporation’s articles of incorporation or bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding referred to in subsection (1) or (2) of any claim, issue or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with such action, suit or proceeding. Section 351.355(7) of the Act provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, and provided further that no person shall thereby be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Article IX of the Registrant’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), permits the Registrant to enter into agreements with its directors, officers, employees and agents, providing such indemnification as deemed appropriate, up to the maximum extent permitted by law. Article IX of the Articles of Incorporation provide that the Registrant shall extend to its directors and executive officers the indemnification specified in subsections (1) and (2) of the Act and the additional indemnification authorized in subsection (7) of the Act and that it may extend to other officers, employees and agents such indemnification and additional indemnification.

In addition, Article XI of the Articles of Incorporation states that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty by such director as a director, but it does not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 351.345 of the Act, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of Article XI will apply to or have any effect on the liability or alleged liability of any director of the Registrant for or with respect to any acts or omissions of such director prior to such amendment or repeal.

Item 8.	Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K dated May 27, 2005, is incorporated herein by this reference.

4.2	Amended and Restated Bylaws of the Registrant, as amended by Amendment No. 1, filed as Exhibit 3.2 to the Registrant’s current report on Form 8-K dated November 12, 2003, are incorporated herein by this reference.

4.3	Rights Agreement, dated as of May 7, 2002, between O’Reilly Automotive, Inc. and UMB Bank, N.A., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated May 8, 2002, is incorporated herein by this reference.

5.1	Opinion of Gallop, Johnson & Neuman, L.C., filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

99.1	O’Reilly Automotive, Inc. Stock Purchase Plan, filed as Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, File No. 033-58948, dated March 2, 1993, is incorporated herein by this reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, state of Missouri, on this 11th day of March, 2009.

O’REILLY AUTOMOTIVE, INC.

By:	/s/ Greg Henslee
Greg Henslee
Chief Executive Officer and Co-President

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of O’Reilly Automotive, Inc., hereby severally constitute Greg Henslee and Thomas McFall, and each of them individually, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable O’Reilly Automotive, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 11th day of March, 2009.

Signature	Title	Date

/s/ Greg Henslee	Chief Executive Officer and Co-President (Principal Executive Officer)	March 11, 2009
Greg Henslee

/s/ Thomas McFall	Executive Vice President of Finance and Chief Financial Officer (Principal Financial & Accounting Officer)	March 11, 2009
Thomas McFall

/s/ Paul R. Lederer	Director	March 11, 2009
Paul R. Lederer

/s/ Joe C. Greene	Director	March 11, 2009
Joe C. Greene

/s/ Jay D. Burchfield	Director	March 11, 2009
Jay D. Burchfield

Signature	Title	Date

/s/ David E. O’Reilly	Director	March 11, 2009
David E. O’Reilly

/s/ Larry P. O’Reilly	Director	March 11, 2009
Larry P. O’Reilly

/s/ Charles H. O’Reilly, Jr.	Director	March 11, 2009
Charles H. O’Reilly, Jr.

/s/ Rosalie O’Reilly Wooten	Director	March 11, 2009
Rosalie O’Reilly Wooten

/s/ John Murphy	Director	March 11, 2009
John Murphy

/s/ Ronald Rashkow	Director	March 11, 2009
Ronald Rashkow

FORM S-8

O’REILLY AUTOMOTIVE, INC.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation of the Registrant, filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K dated May 27, 2005, is incorporated herein by this reference.

4.2	Amended and Restated Bylaws of the Registrant, as amended by Amendment No. 1, filed as Exhibit 3.2 to the Registrant’s current report on Form 8-K dated November 12, 2003, are incorporated herein by this reference.

4.3	Rights Agreement, dated as of May 7, 2002, between O’Reilly Automotive, Inc. and UMB Bank, N.A., as Rights Agent, including the form of Certificate of Designation, Preferences and Rights as Exhibit A, the form of Rights Certificates as Exhibit B and the Summary of Rights as Exhibit C, filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated May 8, 2002, is incorporated herein by this reference.

5.1	Opinion of Gallop, Johnson & Neuman, L.C., filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Gallop, Johnson & Neuman, L.C. (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

99.1	O’Reilly Automotive, Inc. Stock Purchase Plan, filed as Exhibit 10.9 to the Registrant’s Registration Statement on Form S-1, File No. 033-58948, dated March 2, 1993, is incorporated herein by this reference.